Exhibit 99.1

CONTACT:	Robert Atkinson, Too, Inc.
Phone 614-775-3739

Too, Inc. Reports 32% Increase in Fourth Quarter Net Income

42% E.P.S. Increase Targeted for First Half 2005

NEW ALBANY, Ohio; February 16, 2005 – Too, Inc. (NYSE: TOO) today announced its operating results for the fourth quarter and fiscal year ended January 29, 2005, which included:

•	Net sales for the quarter rising 13% to $206.8 million;

•	Comparable store sales for the quarter increasing 5% percent;

•	A gross income rate improvement of 130 basis points;

•	Net income for the quarter climbing 32% to $23.3 million.

Fourth Quarter

Too, Inc. had fourth quarter 2004 net income of $23.3 million, or $0.66 per diluted share, on net sales of $206.8 million, compared to fourth quarter 2003 net income of $17.7 million, or $0.51 per diluted share, on net sales of $183.0 million. The 2003 earnings included a loss on discontinued operations, net of tax, of approximately $392,000, or $0.01 per diluted share.

The company said the earnings increase was primarily a result of higher sales and the 130 basis point improvement in gross income as a percentage of sales, attributable to a much lower markdown rate.

Comparable store sales for the 2004 fourth quarter increased 5% versus a 6% decrease for the like period last year.

Too’s comparable store sales increase and earnings results for the fourth quarter exceeded the company’s guidance provided in early January 2005. The company said today that despite snowstorms and colder weather in the Midwest and Northeast in the second half of the month, January sales were very positive, especially in those Limited Too stores that had merchandised early spring season apparel.

“Limited Too’s Holiday 2005 sales gave us a great finish to our fall season,” said Too Chairman, President and Chief Executive Officer Mike Rayden. “The popularity of our late fall and early spring apparel, along with less promotion during the season, yielded a very positive and profitable fourth quarter,” added Rayden.

Fiscal Year

Too, Inc. had fiscal 2004 net income of $41.4 million, or $1.18 per diluted share, on net sales of $675.8 million, compared to fiscal 2003 net income of $22.6 million, or $0.65 per diluted share, on net sales of $598.7 million. The 2003 earnings included a loss on discontinued operations, store closings and impairment charges, net of tax, of approximately $6.0 million, or $0.17 per diluted share. In May 2003, the company announced that it was discontinuing its mishmash concept for teen girls in favor of the development of its new ‘tween girl concept, Justice. All 18 of the mishmash stores were closed by the end of November 2003.

Too said the earnings improvement for 2004 was primarily a result of a 13% increase in net sales and a 230 basis point increase in the gross income rate, largely attributable to improved merchandise margins and lower catalog production costs.

Comparable store sales for fiscal 2004 increased 4% versus a 13% decrease for 2003.

Lease Accounting Changes

A number of retail companies, including Too, Inc., are reviewing their accounting for leases. Based on the preliminary results of the company’s review, it expects to correct an error in its lease accounting to record construction allowances provided by landlords as deferred rent. Construction allowances had previously been classified as reductions of property and equipment in the company’s consolidated balance sheets. The company is in the process of evaluating the impact of the correction on its previously issued financial statements and a final determination is still pending. In the opinion of management, a restatement of Too, Inc.’s consolidated balance sheets and consolidated statements of cash flows should be expected. However, any restatement would not have a significant impact on its consolidated statements of income for prior periods or the current period, since these allowances are amortized over the term of the leases.

The company expects to complete its review in conjunction with the completion of the regular audit of its 2004 financial statements.

Store Growth

Justice opened 30 stores during fiscal 2004, adding to the five that opened last January. The company plans to open 50 to 60 Justice stores in 2005, primarily in retail power strip centers. Justice will open its first stores in Alabama, Arizona, California, Kansas, Massachusetts, Mississippi, New York, North and South Carolina, Pennsylvania and Virginia, adding to the 14 states in which it already operates.

Limited Too opened 25 stores in 2004, closed ten, remodeled 20 and completed three separations from adjacent The Limited stores. Six of the remodeled stores were done in Limited Too’s new, “It’s a Girl’s World” store design, introduced in November 2004.

Limited Too plans to open 12 to 15 new stores in 2005 and remodel 25 to 30 existing stores. All of the new stores and remodels will be done in the “It’s a Girl’s World” format. Limited Too’s store construction plans for 2005 will result in little if any net increase in total square footage for the 18-year old chain.

Spring Television

On February 21st, Limited Too will premier its spring television advertising campaign. Separate 30 and 15-second spots will air on popular ‘tween programming for five consecutive weeks. The spring campaign was developed to build on customers’ very positive response to Limited Too’s back-to-school television ad campaign.

“We have determined that television is a very effective medium for conveying our brand message to our target customers, ‘tween girls and their moms,” said Mr. Rayden. He added that trimming or eliminating some of Limited Too’s other marketing and promotions would largely offset the cost of the television advertising.

Spring Season 2005 Outlook

Too said that it is comfortable with the current First Call® average earnings per share estimate for Too’s spring season 2005 (combined first and second fiscal quarters) of $0.27, which would be a 42% increase on the $0.19 per diluted share reported for spring season 2004. The company added that it expects a comparable store sales increase in the low-to-mid, positive single digit range for spring 2005.

Webcast

Too, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, February 16, 2005, to review the operating results for the fourth quarter and full year ended January 29, 2005. The call is being webcast by CCBN and can be accessed at Too Inc.’s website at the Event Calendar page of www.tooinc.com.

About Too, Inc.

Too, Inc. is a leading specialty retailer for young girls. At Limited Too, the company sells apparel, swimwear, sleepwear, underwear, footwear, lifestyle and personal care products for active, fashion-aware ‘tween (ages 7 to 14) girls. Limited Too currently operates 568 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key ‘tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.

In January 2004, the company launched Justice, a new specialty retail concept for young girls, offering sportswear, related accessories and lifestyle items to value-conscious customers, predominantly in off-the-mall store locations. Justice currently operates 36 stores in 14 states.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The press release contains forward-looking statements specifically related to the company’s 2005 sales and earnings outlook, store growth and changes in lease accounting, which involve various important risks, uncertainties and other factors that could cause our 2005 results and beyond to differ materially from those expressed in the forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope,” “risk,” “intend,” “could,” “pro forma,” “potential” or similar words.

These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; currency and exchange risks; changes in existing or potential trade restrictions, duties, tariffs or quotas; changes in political or financial stability; changes in postal rates and charges, and paper and printing costs; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; other risks described in the Safe Harbor Statement and Business Risks section of our Form 10-K, filed April 29, 2002, as well as other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by the company, or any member of management, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to the management of the Company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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Too, Inc.

Consolidated Statements of Operations

For the Thirteen Weeks Ended January 29, 2005 and January 31, 2004

(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 29, 2005	% of Sales	January 31, 2004	% of Sales
Net sales	$206,762	100.0%	$182,986	100.0%
Cost of goods sold, including buying and occupancy costs	126,025	61.0%	114,069	62.3%

Gross income	80,737	39.0%	68,917	37.7%
General, administrative and store operating expenses	44,616	21.6%	40,088	21.9%

Operating income	36,121	17.5%	28,829	15.8%
Interest income (expense), net	622	0.3%	64	0.0%

Income from continuing operations before income taxes	36,743	17.8%	28,893	15.8%
Provision for income taxes	13,395	6.5%	10,800	5.9%

Income from continuing operations	23,348	11.3%	18,093	9.9%
Loss on discontinued operations of mishmash, net of tax	—		(392)	(0.2)%

Net Income	$23,348	11.3%	$17,701	9.7%

Net income (loss) per share - basic:

Continuing operations	$0.67		$0.53
Discontinued operations	—		(0.01)

Net income per basic share	$0.67		$0.52

Net income (loss) per share - diluted:

Continuing operations	$0.66		$0.52
Discontinued operations	—		(0.01)

Net income per diluted share	$0.66		$0.51

Weighted average common shares:

Basic	34,667		34,344

Diluted	35,335		34,735

Too, Inc.

Consolidated Statements of Operations

For the Fifty-Two Weeks Ended January 29, 2005 and January 31, 2004

(unaudited, in thousands, except per share data)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2005	% of Sales	January 31, 2004	% of Sales
Net sales	$675,834	100.0%	$598,681	100.0%
Cost of goods sold, including buying and occupancy costs	434,312	64.3%	399,003	66.6%

Gross income	241,522	35.7%	199,678	33.4%
General, administrative and store operating expenses	177,508	26.3%	154,275	25.8%

Operating income	64,014	9.5%	45,403	7.6%
Interest income, net	1,307	0.2%	128	0.0%

Income from continuing operations before income taxes	65,321	9.7%	45,531	7.6%
Provision for income taxes	23,957	3.6%	17,000	2.8%

Income from continuing operations	41,364	6.1%	28,531	4.8%
Loss on discontinued operations of mishmash, net of tax	—		(5,980)	(1.0)%

Net Income	$41,364	6.1%	$22,551	3.8%

Net income (loss) per share - basic:

Continuing operations	$1.20		$0.83
Discontinued operations	—		(0.17)

Net income per basic share	$1.20		$0.66

Net income (loss) per share - diluted:

Continuing operations	$1.18		$0.82
Discontinued operations	—		(0.17)

Net income per diluted share	$1.18		$0.65

Weighted average common shares:

Basic	34,512		34,260

Diluted	34,955		34,684